MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH BASIC VALUE V.I. FUND

SERIES # 12

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
10/4/2004	General Mills	105,200	33,000,000	Citigroup Global Markets Inc. Merrill Lynch Morgan Stanley & Co. Incorporated Lehman Brothers Inc.